Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259137

PROSPECTUS

Staffing 360 Solutions, Inc.

2,846,261 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 2,846,261 shares of our common stock, par value $0.00001 per share. These 2,846,261 shares of common stock consist of:

●	1,099,566 shares of common stock (the “July 2021 Warrant Shares”) issuable upon the exercise of warrants (the “July 2021 Warrants”) that were issued pursuant to the securities purchase agreement (the “July 2021 Purchase Agreement”) in the July 2021 Offerings (as defined herein);

●	164,935 shares of common stock (the “July 2021 Wainwright Warrant Shares”) issuable upon the exercise of warrants (the “July 2021 Wainwright Warrants”) that were issued to H.C. Wainwright & Co., LLC (“Wainwright”) as part of Wainwright’s compensation for serving as exclusive placement agent in connection with the July 2021 Offerings;

●	691,581 shares of common stock (the “August 2021 Warrant Shares”) issuable upon the exercise of warrants (the “August 2021 Warrants”) that were issued pursuant to the securities purchase agreement (the “August 2021 Purchase Agreement”) in the August 2021 Offerings (as defined herein);

●	103,737 shares of common stock (the “August 2021 Wainwright Warrant Shares”) issuable upon the exercise of warrants (the “August 2021 Wainwright Warrants”) that were issued to Wainwright as part of Wainwright’s compensation for serving as exclusive placement agent in connection with the August 2021 Offerings;

●	680,239 shares of common stock (the “August II 2021 Warrant Shares” and, together with the July 2021 Warrant Shares and the August 2021 Warrant Shares, the “Warrant Shares”) issuable upon the exercise of warrants (the “August II 2021 Warrants” and, together with the July 2021 Warrants and the August 2021 Warrants, the “Warrants”) that were issued pursuant to the securities purchase agreement (the “August II 2021 Purchase Agreement”) in the August II 2021 Offerings (as defined herein);

●	102,036 shares of common stock (the “August II 2021 Wainwright Warrant Shares” and, together with the July 2021 Wainwright Warrant Shares and the August 2021 Wainwright Warrant Shares, the “Wainwright Warrant Shares”) issuable upon the exercise of warrants (the “August II 2021 Wainwright Warrants” and, together with the July 2021 Wainwright Warrants and the August 2021 Wainwright Warrants, the “Wainwright Warrants”) that were issued to Wainwright as part of Wainwright’s compensation for serving as exclusive placement agent in connection with the August II 2021 Offerings;

●	2,500 shares of common stock (the “GG 2020 Shares”), that were issued pursuant to the engagement letter, dated March 8, 2020 (the “GG 2020 Engagement Letter”) between us and GG as compensation for certain investor relations advisory services and institutional introductions, as provided by GG; and

●	1,667 shares of common stock (the “GG 2021 Shares” and, together with the GG 2020 Shares, the “GG Shares”), that were issued pursuant to the engagement letter, dated February 26, 2021 (the “GG 2021 Engagement Letter” and, together with the GG 2020 Engagement Letter, the “GG Engagement Letters”) between us and GG as compensation for certain investor relations advisory services and institutional introductions, as provided by GG.

The Warrants and the Wainwright Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Each purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). The GG Shares were issued in reliance upon an exemption pursuant to Section 4(a)(2) of the Securities Act. We are registering the Warrant Shares and the Wainwright Warrant Shares issuable upon the exercise of the Warrants and the Wainwright Warrants, respectively, to allow the selling stockholders named herein to, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. We are also registering the GG Shares to satisfy a provision in the GG Engagement Letters granting GG piggyback registration rights with respect to the GG Shares, which rights GG has exercised.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants and the Wainwright Warrants if the Warrants and the Wainwright Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of our common stock.

Effective as of 5:00 pm Eastern Time on June 30, 2021, we filed an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the issued and outstanding shares of our common stock, at a ratio of 1-for-6. All share and per share prices in this prospectus have been adjusted to reflect the 1-for-6 Reverse Stock Split (as defined herein); however, common stock share and per share amounts in certain of the documents incorporated by reference herein have not been adjusted to give effect to the 1-for-6 Reverse Stock Split.

Our common stock is listed on Nasdaq under the symbol “STAF.” On August 26, 2021, the last reported sales price for our common stock was $1.84 per share.

Investment in our common stock involves risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 7 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “Staffing 360,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to Staffing 360 Solutions, Inc. and its consolidated subsidiaries.

Overview

We are a high-growth international staffing company engaged in the acquisition of United States (“U.S.”) and United Kingdom (“U.K.”) based staffing companies. Our services principally consist of providing temporary contractors, and, to a much lesser extent, the recruitment of candidates for permanent placement. As part of our consolidation model, we pursue a broad spectrum of staffing companies supporting primarily accounting and finance, IT, engineering, administration and commercial disciplines. Our typical acquisition model is based on paying consideration in the form of cash, stock, earn-outs and/or promissory notes. In furthering our business model, we are regularly in discussions and negotiations with various suitable, mature acquisition targets. To date, we have completed ten acquisitions since November 2013.

Recent Developments

Amendment to Articles of Incorporation

On June 30, 2021, we filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware to effect a 1-for-6 reverse stock split of the shares of our common stock, either issued and outstanding or held us as treasury stock, effective as of 5:00 p.m. (Delaware time) on June 30, 2021 (the “1-for-6 Reverse Stock Split”). As previously reported on our Current Report on Form 8-K, filed on June 22, 2021, we held a special meeting of stockholders on June 21, 2021 (the “Special Meeting”), at which meeting our stockholders, by an affirmative vote of the majority of our outstanding shares of capital stock (including holders of our Series F Convertible Preferred Stock and Series G Preferred Stock (as defined herein), respectively, voting on an as-converted basis), approved the amendment to our Certificate of Incorporation to effect, at the discretion of our Board of Directors (the “Board”) but prior to our 2021 annual stockholder meeting, a reverse stock split (the “Approved Reverse Stock Split”) of the common stock at a ratio determined by the Board in the range of 1-for-2 to 1-for-20, such ratio to be determined by the Board, without reducing the authorized number of shares of common stock. Following the Special Meeting, the Board determined to effect the Approved Reverse Stock Split at a ratio of 1-for-6 and approved the corresponding final form of the Certificate of Amendment.

As a result of the 1-for-6 Reverse Stock Split, every six shares of issued and outstanding common stock were automatically combined on June 30, 2021 into one issued and outstanding share of common stock, without any change in the par value per share. No fractional shares were issued as a result of the 1-for-6 Reverse Stock Split. Any fractional shares that would otherwise have resulted from the 1-for-6 Reverse Stock Split were rounded up to the next whole number. The 1-for-6 Reverse Stock Split reduced the number of shares of common stock outstanding from 39,166,528 shares to 6,528,038 shares, subject to adjustment for the rounding up of fractional shares. The number of authorized shares of common stock under the Certificate of Incorporation will remain unchanged at 40 million shares.

Proportionate adjustments will be made to the per share exercise price and the number of shares of common stock that may be purchased upon the exercise of outstanding warrants issued by, and stock options granted by, us and the number of shares of common stock reserved for future issuance under our outstanding warrants and our 2014 Equity Incentive Plan, 2015 Omnibus Plan, 2016 Omnibus Plan and 2020 Omnibus Plan.

The common stock began trading on a reverse stock split-adjusted basis on Nasdaq on July 1, 2021. The trading symbol for the common stock remains “STAF.” The new CUSIP number for the common stock following the 1-for-6 Reverse Stock Split is 852387406.

Nasdaq Notification

Minimum Stockholders’ Equity Requirement

On June 3, 2020, we received a letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying us that we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(1) (the “Rule”). A hearing before a Nasdaq Hearings Panel (the “Panel”) was held on January 21, 2021, and we were granted an extension to regain compliance until February 28, 2021, which was subsequently further extended to May 31, 2021.

On June 11, 2021, we received a letter from the Staff notifying us that the Panel had determined to delist our shares from Nasdaq and that trading in those shares would be suspended effective at the open of business on June 15, 2021 but that due to a procedural issue, the Panel determined not to implement the decision and afforded us an opportunity to make an additional submission for the Panel’s consideration.

On June 28, 2021, we received a letter from the Staff informing us that we had regained compliance with the Rule. As a result, the Panel determined to continue the listing of our securities on Nasdaq. The Panel also determined to impose a Panel Monitor under Listing Rule 5815(d)(4)(A) for a period of one year from the date of the June 28, 2021 letter (the “Monitoring Period”). We are expected to remain in compliance with all of Nasdaq’s continued listing requirements during the Monitoring Period. If at any time during this period we fail to satisfy any continued listing standard, the Staff will issue a Delist Determination Letter, which we may appeal.

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Minimum Bid Price

On April 27, 2021, we received a letter from the Staff indicating that, based upon the closing bid price of our common stock for the 30 consecutive business day period between March 12, 2021, through April 27, 2021, we did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2). The letter also indicated that we will be provided with a compliance period of 180 calendar days, or until October 25, 2021 (the “Compliance Period”), in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). In order to regain compliance with Nasdaq’s minimum bid price requirement, our common stock would be required to maintain a minimum closing bid price of $1.00 for a sufficient number of days during the Compliance Period. On June 30, 2021, we effected the 1-for-6 Reverse Stock Split. The primary intent for the 1-for-6 Reverse Stock Split was that the anticipated increase in the price of our common stock immediately following and resulting from the 1-for-6 Reverse Stock Split due to the reduction in the number of issued and outstanding shares of common stock would help us maintain the minimum closing bid price. On July 27, 2021, we received a letter from Nasdaq notifying us that the Staff had determined that for the 18 consecutive business days from July 1, 2021 to July 27, 2021, the closing bid price of our common stock had been at $1.00 per share or greater. Accordingly, we have regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

Conversion of Series G Convertible Preferred Stock into Senior Debt

On July 21, 2021, we exchanged all outstanding shares of Series G Convertible Preferred Stock and Series G-1 Preferred Stock (together, the “Series G Preferred Stock”) for senior indebtedness by entering into a new 12% Senior Secured Note, in aggregate principal amount of $7,733,000 (the “New Note”), which amount represented all of the outstanding Series G Preferred Stock and Series G-1 Convertible Preferred Stock held by Jackson Investment Group, LLC (“Jackson”) as of July 21, 2021, under that certain Second Amended and Restated Note Purchase Agreement (the “Note Purchase Agreement”), dated as of October 26, 2020, among us, Jackson as purchaser and certain of our subsidiaries.

Under the terms of the New Note, we are required to pay interest on the New Note at a per annum rate of 12%, in cash only, accruing from and after the date of the New Note and until the entire principal balance of the New Note shall have been repaid in full, and on and at all times during which the “Default Rate” (as defined in the Note Purchase Agreement) applies, to the extent permitted by law, at a per annum rate of 17%. The entire outstanding principal balance of the New Note is due and payable in full on September 30, 2022. Upon an Event of Default (as defined in the Note Purchase Agreement), the principal of the New Note and all accrued and unpaid interest thereon may be accelerated and declared or otherwise become due and payable in accordance with the terms of the Note Purchase Agreement.

As previously reported on our Current Report on Form 8-K, filed on October 27, 2020, the Note Purchase Agreement contains customary events of default for a senior secured loan including, among other events of default, (i) failure to timely pay interest and principal, (ii) other breaches and violation of the Note Purchase Agreement, (iii) bankruptcy and insolvency events affecting us and/or our subsidiaries and (iv) the occurrence of a material adverse effect on us. In addition to customary remedies for senior secured lenders following an event of default, Jackson has the right to cause us to engage a financial advisor to provide a valuation analyses of the Company as a going concern and analyses of strategic alternatives that may be available to us. We will be obligated to provide all such analyses to Jackson.

The Note Purchase Agreement also contains restrictions against incurrence of additional debt, payment of dividends or other distributions (whether in cash, securities or other property) on any of our equity interest or repayment of debt, consolidations, mergers, sales of assets or change in control and financial covenants.

July 2021 Offerings

On July 20, 2021, we entered into the July 2021 Purchase Agreement with certain institutional investors. Pursuant to the July 2021 Purchase Agreement, we sold, in a registered direct offering (the “July 2021 Registered Direct Offering”), 2,199,132 shares of our common stock to the investors at an offering price of $3.45 per share and associated warrant. In a concurrent private placement (the “July 2021 Private Placement” and, together with the July 2021 Registered Direct Offering, the “July 2021 Offerings”), we sold to the same investors the July 2021 Warrants to purchase up to an aggregate of 1,099,566 shares of common stock, representing 50% of the shares of common stock sold in the July 2021 Registered Direct Offering. The July 2021 Warrants are exercisable at an exercise price of $3.80 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

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The net proceeds to us from the July 2021 Offerings were approximately $6.76 million, after deducting placement agent fees and other estimated offering expenses payable by us. While our Series G Preferred Stock was outstanding, we were required to use the proceeds of any sales of equity securities, including the common stock offered in the July 2021 Registered Direct Offering, exclusively to redeem any outstanding shares of Series G Preferred Stock, subject to certain limitations. We received a waiver from Jackson, the sole holder of the outstanding shares of our Series G Preferred Stock, to pay accrued and unpaid interest and prepay a portion of the outstanding principal balance of the Second Amended and Restated 12% Senior Secured Note, due September 30, 2022 (the “Jackson Note”) that we issued to Jackson on October 26, 2020, pursuant to the Note Purchase Agreement, which at the time had an outstanding principal amount of approximately $16 million, and paid accrued and unpaid dividends on the Series G-1 Convertible Preferred Stock upon conversion of such preferred stock into a debt instrument.

On December 21, 2020, we entered into an engagement letter (as amended, the “Engagement Letter”) with Wainwright, pursuant to which Wainwright agreed to serve as our exclusive placement agent, on a reasonable best-efforts basis, in connection with the July 2021 Offerings. We paid Wainwright an aggregate cash fee equal to 7.5% of the gross proceeds of the July 2021 Offerings and a management fee equal to 1.0% of the gross proceeds of the July 2021 Offerings, and additionally reimbursed Wainwright for a non-accountable expense allowance of $85,000 and $12,900 for clearing expenses. Additionally, we issued to Wainwright or its designees as compensation, the July 2021 Wainwright Warrants to purchase up to 164,935 shares of common stock, equal to 7.5% of the aggregate number of shares of common stock placed in the July 2021 Registered Direct Offering. The July 2021 Wainwright Warrants have a term of five (5) years from the commencement of sales under the July 2021 Registered Direct Offering and an exercise price of $4.3125 per share of common stock (equal to 125% of the offering price per share of common stock issued and sold in the July 2021 Registered Direct Offering). The July 2021 Offerings closed on July 23, 2021.

Appointment of New Director

On July 29, 2021, our Board appointed Vincent Cebula to the Board as a Class I director, to fill a vacancy as a result of the increase in the size of the Board from five to six persons, effective as of the same date, to serve for a term expiring at the 2021 annual meeting of our stockholders or until his successor is duly appointed and qualified, or his earlier death, resignation or removal. The Board appointed Mr. Cebula to serve on each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation and Human Resources Committee of the Board. For Mr. Cebula’s service on the Board, Mr. Cebula will receive compensation consistent with market practices of similarly situated companies that is consistent with our non-employee director compensation policy as may be then in effect.

August 2021 Offerings

On August 9, 2021, we entered into the August 2021 Purchase Agreement with certain institutional investors. Pursuant to the August 2021 Purchase Agreement, we sold, in a registered direct offering (the “August 2021 Registered Direct Offering”), 1,383,162 shares of our common stock to the purchasers at an offering price of $2.6425 per share and associated warrant. Pursuant to the August 2021 Purchase Agreement, in a concurrent private placement (the “August 2021 Private Placement” and, together with the August 2021 Registered Direct Offering, the “August 2021 Offerings”), we also sold to the purchasers the August 2021 Warrants to purchase up to an aggregate of 691,581 shares of common stock, representing 50% of the shares of common stock that were issued and sold in the August 2021 Registered Direct Offering. The August 2021 Warrants are exercisable at an exercise price of $2.58 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

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Pursuant to the Engagement Letter, Wainwright agreed to serve as our exclusive placement agent, on a reasonable best-efforts basis, in connection with the August 2021 Offerings. We paid Wainwright an aggregate cash fee equal to 7.5% of the gross proceeds of the August 2021 Offerings and a management fee equal to 1.0% of the gross proceeds of the August 2021 Offerings, and additionally reimbursed Wainwright for a non-accountable expense allowance of $50,000 and $12,900 for clearing expenses. Additionally, we issued to Wainwright or its designees as compensation, the August 2021 Wainwright Warrants to purchase up to 103,737 shares of common stock, equal to 7.5% of the aggregate number of shares of common stock placed in the August 2021 Registered Direct Offering. The August 2021 Wainwright Warrants have a term of five (5) years from the commencement of sales under the August 2021 Registered Direct Offering and an exercise price of $3.3031 per share of common stock (equal to 125% of the offering price per share of common stock issued and sold in the August 2021 Registered Direct Offering). The August 2021 Offerings closed on August 9, 2021.

The net proceeds to us from the August 2021 Offerings were approximately $3.2 million, after deducting placement agent fees and estimated offering expenses payable by us. We used the net proceeds to redeem a portion of the Jackson Note, which had an outstanding principal amount of approximately $16.7 million immediately prior to such redemption.

August II 2021 Offerings

On August 22, 2021, we entered into the August II 2021 Purchase Agreement with certain institutional investors. Pursuant to the August II 2021 Purchase Agreement, we sold, in a registered direct offering (the “August II 2021 Registered Direct Offering”), 1,360,478 shares of our common stock to the purchasers at an offering price of $2.10 per share and associated warrant. Pursuant to the August II 2021 Purchase Agreement, in a concurrent private placement (the “August II 2021 Private Placement” and, together with the August II 2021 Registered Direct Offering, the “August II 2021 Offerings”), we also sold to the purchasers the August II 2021 Warrants to purchase up to an aggregate of 680,239 shares of common stock, representing 50% of the shares of common stock that were issued and sold in the August II 2021 Registered Direct Offering. The August II 2021 Warrants are exercisable at an exercise price of $2.04 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

Pursuant to the Engagement Letter, Wainwright agreed to serve as our exclusive placement agent, on a reasonable best-efforts basis, in connection with the August II 2021 Offerings. We paid Wainwright an aggregate cash fee equal to 7.5% of the gross proceeds of the August II 2021 Offerings and a management fee equal to 1.0% of the gross proceeds of the August II 2021 Offerings, and additionally reimbursed Wainwright for a non-accountable expense allowance of $50,000 and $12,900 for clearing expenses. Additionally, we issued to Wainwright or its designees as compensation, the August II 2021 Wainwright Warrants to purchase up to 102,036 shares of common stock, equal to 7.5% of the aggregate number of shares of common stock placed in the August II 2021 Registered Direct Offering. The August II 2021 Wainwright Warrants have a term of five (5) years from the commencement of sales under the August II 2021 Registered Direct Offering and an exercise price of $2.625 per share of common stock (equal to 125% of the offering price per share of common stock issued and sold in the August II 2021 Registered Direct Offering). The August II 2021 Offerings closed on August 24, 2021.

The net proceeds to us from the August II 2021 Offerings were approximately $2.5 million, after deducting placement agent fees and estimated offering expenses payable by us. We used the net proceeds for general working capital purposes.

Corporate Information

Staffing 360 Solutions, Inc., was incorporated in the State of Nevada on December 22, 2009, as Golden Fork Corporation, which changed its name to Staffing 360 Solutions, Inc., and its trading symbol to “STAF”, on March 16, 2012. On June 15, 2017, we changed our state of domicile to the State of Delaware. Our principal executive office is located at 641 Lexington Avenue, 27th Floor, New York, New York 10022, and our telephone number is (646) 507-5710. Our website is www.staffing360solutions.com, and the information included in, or linked to our website is not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

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THE OFFERING

Common Stock to be Offered by the Selling Stockholders

Up to 2,846,261 shares of our common stock, which are comprised of (i) 2,471,386 shares of common stock issuable upon the exercise of the Warrants, (ii) 370,708 shares of common stock issuable upon the exercise of the Wainwright Warrants, and (iii) 4,167 shares of common stock held by GG.

Use of Proceeds

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants and the Wainwright Warrants if the Warrants and the Wainwright Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds” beginning on page 9 of this prospectus for additional information.

Registration Rights	Under the terms of the GG Engagement Letters, the GG Shares have piggyback registration rights. In accordance therewith and upon request by GG, we are including the GG Shares in this registration statement to allow for the resale by GG of the GG Shares.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 16 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our common stock is listed on Nasdaq under the symbol “STAF.”

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 7 of this prospectus and the documents incorporated by reference in this prospectus.

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RISK FACTORS

An investment in our securities involves certain risks. Before deciding to invest in our common stock, you should consider carefully the following discussion of risks and uncertainties affecting us and our securities, together with other information in this prospectus and the other information and documents incorporated by reference in this prospectus, including the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended January 2, 2021, or any updates in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Our business, business prospects, financial condition or results of operations could be seriously harmed as a result of these risks. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

The ongoing COVID-19 pandemic has adversely affected our business and may continue to adversely affect our business until the pandemic is resolved.

In December 2019, a strain of coronavirus was reported to have surfaced in Wuhan, China, and has spread globally, resulting in government-imposed quarantines, travel restrictions and other public health safety measures in affected countries. The COVID-19 pandemic is impacting worldwide economic activity, and activity in the U.S. and the U.K. where our operations are based. Much of the independent contractor work we provide to our clients is performed at the site of our clients. As a result, we are subject to the plans and approaches of our clients have made to address the COVID-19 pandemic, such as whether they support remote working or if they have simply closed their facilities and furloughed employees. To the extent that our clients were to decide or are required to close their facilities, or not permit remote work when they close facilities, we would no longer generate revenue and profit from that client. In addition, in the event that our clients’ businesses suffer or close as a result of the COVID-19 pandemic, we may experience decline in our revenue or write-off of receivables from such clients. Moreover, developments such as social distancing and shelter-in-place directives have impacted our ability to deploy our staffing workforce effectively, thereby impacting contracts with customers in our commercial staffing and professional staffing business streams, where we had declines in revenues during the fiscal year ended January 2, 2021. While some government-imposed precautionary measures have been relaxed in certain countries or states, there is no assurance that more strict measures will be put in place again, both in the U.S. and the U.K., due to a resurgence in COVID-19 cases connected to the spread of a new strain of COVID-19. As a result of the government restrictions imposed in the U.K., we had to close both of our offices in the U.K. and our employees have been forced to operate remotely from their homes. Employees returned to our offices in the U.K. on a voluntary basis on March 29, 2021. Therefore, the ongoing COVID-19 pandemic may continue to affect our operation and to disrupt the marketplace in which we operate and may negatively impact our sales in fiscal year 2021 and our overall liquidity.

While the ultimate economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others, the pandemic has resulted in significant disruptions in the general commercial activity and the global economy and caused financial market volatility and uncertainty in significant and unforeseen ways in the recent months. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital and on the market price of our common stock, and we may not be able to successfully raise needed capital. If we are unsuccessful in raising capital in the future, we may need to reduce activities, curtail or cease operations.

In addition, the continuation of the COVID-19 pandemic or an outbreak of other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, resulting in an economic downturn that could impact our business, financial condition and results of operations.

Risks Related to Our Common Stock and this Offering

We may not be able to maintain the listing of our common stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment.

On June 3, 2020, we received a letter from the Staff notifying us that we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on Nasdaq under the Rule. Although we had regained compliance with such requirement on June 28, 2021, the Panel also determined to impose a Monitoring Period. We are expected to remain in compliance with all of Nasdaq’s continued listing requirements during the Monitoring Period. If at any time during this period we fail to satisfy any continued listing standard, the Staff will issue a Delist Determination Letter.

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Any delisting determination by the Staff could seriously decrease or eliminate the value of an investment in our common stock and other securities linked to our common stock. While a listing on an over-the-counter exchange could maintain some degree of a market in our common stock, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for our common stock; reduced liquidity with respect to and decreased trading prices of our common stock; a determination that shares of our common stock are “penny stock” under the Securities and Exchange Commission rules, subjecting brokers trading our common stock to more stringent rules on disclosure and the class of investors to which the broker may sell the common stock; limited news and analyst coverage for our Company, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large stockholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of our common stock.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.

Historically, the market price of our common stock has fluctuated over a wide range. During the 12-month period prior to the date of this prospectus, after giving effect to the 1-for 6 Reverse Stock Split, our common stock traded as high as $8.64 per share and as low as $1.77 per share. There has been relatively limited trading volume in the market for our common stock, and a more active, liquid public trading market may not develop or may not be sustained. Limited liquidity in the trading market for our common stock may adversely affect a stockholder’s ability to sell its shares of common stock at the time it wishes to sell them or at a price that it considers acceptable. If a more active, liquid public trading market does not develop we may be limited in our ability to raise capital by selling shares of common stock and our ability to acquire other companies or assets by using shares of our common stock as consideration. In addition, if there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile and it would be harder for a stockholder to liquidate any investment in our common stock. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

●	our quarterly or annual operating results;
●	changes in our earnings estimates;
●	investment recommendations by securities analysts following our business or our industry;
●	additions or departures of key personnel;
●	changes in the business, earnings estimates or market perceptions of our competitors;
●	our failure to achieve operating results consistent with securities analysts’ projections;
●	changes in industry, general market or economic conditions; and
●	announcements of legislative or regulatory changes.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in the staffing industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us and these fluctuations could materially reduce our stock price.

We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

We paid a quarterly cash dividend of $0.01 per share to holders of our common stock on February 28, 2019 and May 30, 2019. We are limited in our ability to pay dividends by certain of our existing debt agreements. In particular, the Amended Note Purchase Agreement with Jackson prohibits payment of dividends on our common stock in cash. We may not pay such dividends if any events of default exist under our debt agreements.

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Accordingly, we do not expect to pay or declare any further cash dividends on our common stock for the foreseeable future. We expect to retain our future earnings, if any, for use in the operation of our business, including the repayment of our outstanding indebtedness. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the primary way to realize any gains on their investment.

The 1-for-6 Reverse Stock Split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the 1-for-6 Reverse Stock Split given the reduced number of shares that are outstanding following the 1-for-6 Reverse Stock Split. In addition, the 1-for-6 Reverse Stock Split would have increased the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. All statements included or incorporated by reference in this prospectus, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus, any prospectus supplement and the documents incorporated by reference under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in those documents.

Consequently, all of the forward-looking statements made in this prospectus as well as all of the forward-looking statements incorporated by reference to our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants and the Wainwright Warrants if the Warrants and the Wainwright Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

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SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 2,846,261 shares of our common stock, which are comprised of (i) 2,471,386 shares of common stock issuable upon the exercise of the Warrants, (ii) 370,708 shares of common stock issuable upon the exercise of the Wainwright Warrants, and (iii) 4,167 shares of common stock issued to GG in exchange for certain investor relations advisory services and institutional introductions.

Investor Relations Advisory Services

On March 8, 2020, we entered into the GG 2020 Engagement Letter, for a term of twelve months commencing on March 18, 2020, with GG. Pursuant to the GG 2020 Engagement Letter, we paid GG a cash fee of $10,000 and issued to GG 2,500 shares of our common stock in exchange for certain investor relations advisory services and institutional introductions. The GG 2020 Shares are assignable by GG and have piggyback registration rights.

On February 26, 2021, we entered into the GG 2021 Engagement Letter, for a term of twelve months commencing on March 18, 2021, with GG. Pursuant to the GG 2021 Engagement Letter, we paid GG a cash fee of $10,000 and issued to GG 1,667 shares of our common stock in exchange for certain investor relations advisory services and institutional introductions. The GG 2021 Shares are assignable by GG and have piggyback registration rights.

Pursuant to the GG Engagement Letters, we are registering the shares of common stock issued to GG as part of its compensation for certain investor relations advisory services and institutional introductions in order to permit the selling stockholder to offer such shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of its shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

July 2021 Offerings

On July 20, 2021, we entered into the July 2021 Purchase Agreement with certain institutional and accredited investors for the issuance and sale in the July 2021 Registered Direct Offering of 2,199,132 shares of common stock at an offering price of $3.45 per share. In the concurrent July 2021 Private Placement, we sold to the same investors the July 2021 Warrants to purchase up to an aggregate of 1,099,566 shares of common stock, representing 50% of the shares sold in the July 2021 Registered Direct Offering. The July 2021 Warrants are exercisable at an exercise price of $3.80 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

A holder of the July 2021 Warrants may not exercise its July 2021 Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise.

Wainwright served as our exclusive placement agent in connection with the July 2021 Offerings. Pursuant to the Engagement Letter, we paid Wainwright (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the July 2021 Offerings, (ii) a management fee equal to 1.0% of the gross proceeds of the July 2021 Offerings; (iii) a non-accountable expense allowance of $85,000; and (iv) $12,900 for clearing expenses. In addition, we issued to Wainwright or its designees the July 2021 Wainwright Warrants to purchase up to 164,935 shares of our common stock at an exercise price equal to $4.3125. The July 2021 Wainwright Warrants have a term of five years from the commencement of sales under the July 2021 Registered Direct Offering.

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We are registering the shares of common stock issuable upon the exercise of the July 2021 Warrants and the July 2021 Wainwright Warrants in order to permit the selling stockholders to offer such shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

August 2021 Offerings

On August 5, 2021, we entered into the August 2021 Purchase Agreement with certain institutional and accredited investors for the issuance and sale in the August 2021 Registered Direct Offering of 1,383,162 shares of common stock at an offering price of $2.6425 per share. In the concurrent August 2021 Private Placement, we sold to the same investors the August 2021 Warrants to purchase up to an aggregate of 691,581 shares of common stock, representing 50% of the shares sold in the August 2021 Registered Direct Offering. The August 2021 Warrants are exercisable at an exercise price of $2.58 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

A holder of the August 2021 Warrants may not exercise its August 2021 Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise.

Wainwright served as our exclusive placement agent in connection with the August 2021 Offerings. Pursuant to the Engagement Letter, we paid Wainwright (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the August 2021 Offerings, (ii) a management fee equal to 1.0% of the gross proceeds of the August 2021 Offerings; (iii) a non-accountable expense allowance of $50,000; and (iv) $12,900 for clearing expenses. In addition, we issued to Wainwright or its designees the August 2021 Wainwright Warrants to purchase up to 103,737 shares of our common stock at an exercise price equal to $3.3031. The August 2021 Wainwright Warrants have a term of five years from the commencement of sales under the August 2021 Registered Direct Offering.

We are registering the shares of common stock issuable upon the exercise of the August 2021 Warrants and the August 2021 Wainwright Warrants in order to permit the selling stockholders to offer such shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

August II 2021 Offerings

On August 22, 2021, we entered into the August II 2021 Purchase Agreement with certain institutional and accredited investors for the issuance and sale in the August II 2021 Registered Direct Offering of 1,360,478 shares of common stock at an offering price of $2.10 per share. In the concurrent August II 2021 Private Placement, we sold to the same investors the August II 2021 Warrants to purchase up to an aggregate of 680,239 shares of common stock, representing 50% of the shares sold in the August II 2021 Registered Direct Offering. The August II 2021 Warrants are exercisable at an exercise price of $2.04 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

A holder of the August II 2021 Warrants may not exercise its August II 2021 Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise.

Wainwright served as our exclusive placement agent in connection with the August II 2021 Offerings. Pursuant to the Engagement Letter, we paid Wainwright (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the August II 2021 Offerings, (ii) a management fee equal to 1.0% of the gross proceeds of the August II 2021 Offerings; (iii) a non-accountable expense allowance of $50,000; and (iv) $12,900 for clearing expenses. In addition, we issued to Wainwright or its designees the August II 2021 Wainwright Warrants to purchase up to 102,036 shares of our common stock at an exercise price equal to $2.625. The August II 2021 Wainwright Warrants have a term of five years from the commencement of sales under the August II 2021 Registered Direct Offering.

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We are registering the shares of common stock issuable upon the exercise of the August II 2021 Warrants and the August II 2021 Wainwright Warrants in order to permit the selling stockholders to offer such shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

Relationships with the Selling Stockholders

Except as described below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

Within the past three years, and pursuant to multiple engagement letters, GG has provided us with investor relations advisory services and institutional introductions, for which it received compensation.

Each of Michael Vasinkevich, Noam Rubinstein, Craig Schwabe and Charles Worthman are associated persons of Wainwright, which served as our underwriter for the public offering we consummated in December 2020, our placement agent in connection with the registered direct offering we consummated in December 2020, our placement agent in connection with the public offering we consummated in February 2021, our placement agent in connection with the private placement we consummated in April 2021 (the “April 2021 Private Placement”), our placement agent in connection with the July 2021 Offerings, our placement agent in connection with the August 2021 Offerings and our placement agent in connection with the August II 2021 Offerings, for each of which Wainwright received compensation.

Each of Armistice Capital Master Fund Ltd., Cavalry Fund I LP, Cavalry Special Ops Fund LLC and Lind Global Macro Fund, LP purchased securities in the April 2021 Private Placement.

Information About Selling Stockholders Offering

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon the exercise of the Warrants and Wainwright Warrants and, in the case of GG, solely the previously issued GG Shares. For additional information regarding the issuances of the Warrants and the Wainwright Warrants, see “—July 2021 Offerings”, “—August 2021 Offerings” and “—August II 2021 Offerings” above. For additional information regarding the issuance of the GG Shares, see “—Investor Relations Advisory Services” above. We are registering (i) the shares of common stock underlying the Warrants and the Wainwright Warrants and (ii) the GG Shares, in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock owned by each selling stockholder, based on its ownership of the shares of common stock and securities convertible or exercisable into shares of common stock, as of August 26, 2021, assuming exercise of the securities exercisable into shares of common stock held by the selling stockholders on that date, if applicable, without regard to any limitations on conversions or exercises.

The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of (i) the maximum number of Warrant Shares, (ii) the maximum number of Wainwright Warrant Shares, and (iii) the total number of GG Shares. The table below assumes that the outstanding Warrants and Wainwright Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the Securities and Exchange Commission, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the July 2021 Purchase Agreement, August 2021 Purchase Agreement and the August II 2021 Purchase Agreement, without regard to any limitations on the exercise of the Warrants and the Wainwright Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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Under the terms of the Warrants and the Wainwright Warrants, a selling stockholder may not exercise the Warrants or the Wainwright Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or 9.99% at the election of the holder prior to the date of issuance), of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon the exercise of such Warrants or Wainwright Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of common stock owned prior to offering	Maximum number of shares of common stock to be sold pursuant to this Prospectus		Number of shares of common stock owned after offering	Percentage of common stock owned after offering

Armistice Capital Master Fund Ltd. (1)	4,492,431	1,497,477	(2)	2,994,954	20.98%
Cavalry Fund I LP (3)	119,333	39,778	(4)	79,555	*
Cavalry Special Ops Fund LLC (3)	119,332	39,777	(5)	79,555	*
Intracoastal Capital, LLC (6)	332,945	332,945	(7)	0	*
Iroquois Capital Investment Group LLC (8)	271,509	90,503	(9)	181,006	1.41%
Iroquois Master Fund Ltd. (8)	197,826	65,942	(10)	131,884	1.03%
Lind Global Macro Fund, LP (11)	607,449	202,483	(12)	404,966	3.12%
Lind Global Fund II LP (11)	607,443	202,481	(13)	404,962	3.12%
Michael Vasinkevich (14)	477,218	237,718	(15)	239,500	1.81%
Noam Rubinstein (14)	163,724	81,556	(16)	82,168	*
Craig Schwabe (14)	95,816	47,728	(17)	48,088	*
Charles Worthman (14)	7,442	3,706	(18)	3,736	*
Greenridge Global, LLC (19)	6,334	4,167	(20)	2,167	*

* Less than 1%

(1)	The shares are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The selling stockholder’s address is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. The Master Fund may not exercise the Warrants to the extent such exercise would cause the Master Fund, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised.

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(2)	Represents (i) 650,000 shares of common stock issuable upon the exercise of the July 2021 Warrants, (ii) 408,033 shares of common stock issuable upon the exercise of the August 2021 Warrants, and (iii) 439,444 shares of common stock issuable upon the exercise of the August II 2021 Warrants.
(3)	Thomas Walsh, manager of Cavalry Fund I LP, has sole voting and dispositive power over the securities held by Cavalry Fund I LP. Mr. Walsh, manager of Cavalry Special Ops Fund LLC, has sole voting and dispositive power over the securities held by Cavalry Special Ops Fund LLC. The selling stockholder’s address is 82 East Allendale Road, Suite 5B, Saddle River, New Jersey 07458. Cavalry Fund I LP and Cavalry Special Ops Fund LLC may not exercise the Warrants to the extent such exercise would cause Cavalry Fund I LP or Cavalry Special Ops Fund LLC, together with their affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, or, upon notice to us, 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised.
(4)	Represents (i) 18,116 shares of common stock issuable upon the exercise of the July 2021 Warrants, (ii) 10,374 shares of common stock issuable upon the exercise of the August 2021 Warrants, and (iii) 11,288 shares of common stock issuable upon the exercise of the August II 2021 Warrants.
(5)	Represents (i) 18,116 shares of common stock issuable upon the exercise of the July 2021 Warrants, (ii) 10,374 shares of common stock issuable upon the exercise of the August 2021 Warrants, and (iii) 11,287 shares of common stock issuable upon the exercise of the August II 2021 Warrants.
(6)	Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. The selling stockholder’s address is 245 Palm Trail, Delray Beach, FL 33483. Intracoastal may not exercise the Warrants to the extent such exercise would cause Intracoastal, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, or, upon notice to us, 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised.
(7)	Represents (i) 145,218 shares of common stock issuable upon the exercise of the July 2021 Warrants, (ii) 89,905 shares of common stock issuable upon the exercise of the August 2021 Warrants, and (iii) 97,822 shares of common stock issuable upon the exercise of the August II 2021 Warrants.
(8)	Richard Abbe has the sole authority and responsibility for the investments made on behalf of Iroquois Capital Investment Group LLC (“ICIG”) as its managing member and shares authority and responsibility for the investments made on behalf of Iroquois Master Fund Ltd. (the “Iroquois Master Fund”) with Kimberly Page, each of whom is a director of the Iroquois Master Fund. As such, Mr. Abbe may be deemed to be the beneficial owner of all shares of common stock held by and underlying the securities reported herein (subject to the beneficial ownership blockers) held by Iroquois Master Fund and ICIG. The selling stockholder’s address is 125 Park Ave., 25th Fl. NY, NY 10017. ICIG and Iroquois Master Fund may not exercise the Warrants to the extent such exercise would cause ICIG or Iroquois Master Fund, together with their affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, or, upon notice to us, 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised.
(9)	Represents (i) 28,261 shares of common stock issuable upon the exercise of the July 2021 Warrants and (ii) 62,242 shares of common stock issuable upon the exercise of the August 2021 Warrants.
(10)	Represents 65,942 shares of common stock issuable upon the exercise of the July 2021 Warrants.
(11)	Jeff Easton is the Managing Member of Lind Global Partners, LLC, which is the General Partner and the Investment Manager of Lind Global Macro Fund LP and Lind Global Fund II LP, respectively, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind Global Macro Fund LP and Lind Global Fund II LP is 444 Madison Avenue, 41st Floor, New York, NY 10022. Lind Global Partners, LLC and Lind Global Fund II LP may not exercise the Warrants to the extent such exercise would cause Lind Global Partners, LLC or Lind Global Fund II LP, together with their affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, or, upon notice to us, 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised.

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(12)	Represents (i) 86,957 shares of common stock issuable upon the exercise of the July 2021 Warrants, (ii) 55,327 shares of common stock issuable upon the exercise of the August 2021 Warrants, and (iii) 60,199 shares of common stock issuable upon the exercise of the August II 2021 Warrants.
(13)	Represents (i) 86,956 shares of common stock issuable upon the exercise of the July 2021 Warrants, (ii) 55,326 shares of common stock issuable upon the exercise of the August 2021 Warrants, and (iii) 60,199 shares of common stock issuable upon the exercise of the August II 2021 Warrants.
(14)	The selling stockholder was issued compensation warrants as a designee of Wainwright in connection with the each of the July 2021 Offerings, the August 2021 Offerings and the August II 2021 Offerings. Each selling stockholder has sole voting and dispositive power over the securities held. The business address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022. Each selling stockholder may not exercise the Wainwright Warrants to the extent such exercise would cause each selling stockholder, together with his affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, or, upon notice to us, 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised.
(15)	Represents (i) 105,765 shares of common stock issuable upon the exercise of the July 2021 Wainwright Warrants, (ii) 66,522 shares of common stock issuable upon the exercise of the August 2021 Wainwright Warrants, and (iii) 65,431 shares of common stock issuable upon the exercise of the August II 2021 Wainwright Warrants.
(16)	Represents (i) 36,286 shares of common stock issuable upon the exercise of the July 2021 Wainwright Warrants, (ii) 22,822 shares of common stock issuable upon the exercise of the August 2021 Wainwright Warrants, and (iii) 22,448 shares of common stock issuable upon the exercise of the August II 2021 Wainwright Warrants.
(17)	Represents (i) 21,235 shares of common stock issuable upon the exercise of the July 2021 Wainwright Warrants, (ii) 13,356 shares of common stock issuable upon the exercise of the August 2021 Wainwright Warrants (iii) 13,137 shares of common stock issuable upon the exercise of the August II 2021 Wainwright Warrants.
(18)	Represents (i) 1,649 shares of common stock issuable upon the exercise of the July 2021 Wainwright Warrants, (ii) 1,037 shares of common stock issuable upon the exercise of the August 2021 Wainwright Warrants, and (iii) 1,020 shares of common stock issuable upon the exercise of the August II 2021 Wainwright Warrants.
(19)	William Gregozeski has voting and dispositive power over the account of this selling stockholder. The selling stockholder’s address is Greenridge Global, LLC, 10 South Riverside Plaza, Suite 875, Chicago IL, 60606.
(20)	Represents 1,667 shares of common stock issued to GG as part of GG’s compensation for providing certain investor relations advisory services and institutional introductions.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We have authorized 60,000,000 shares of capital stock, of which 40,000,000 are shares of common stock and 20,000,000 are shares of “blank check” preferred stock. On August 26, 2021, there were 12,777,378 shares of common stock issued and outstanding. We currently have 1,663,008 shares of preferred stock designated as Series A Preferred Stock, 200,000 shares of preferred stock designated as Series B Preferred Stock, 2,000,000 shares of preferred stock designated as Series C Preferred Stock, 13,000 shares of preferred stock designated as Series E Convertible Preferred Stock (the “Series E Convertible Preferred Stock”) and 6,500 shares of preferred stock as Series E-1 Convertible Preferred Stock (the “Series E-1 Convertible Preferred Stock” and, together with the Series E Convertible Preferred Stock, the “Series E Preferred Stock”), 4,698 shares of preferred stock designated as Series F Convertible Preferred Stock, 13,000 shares of preferred stock designated as Series G Preferred Convertible Stock and 6,500 shares of preferred stock designated as Series G-1 Convertible Preferred Stock. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our Board does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

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As of August 26, 2021, we had 431 holders of record of our shares of common stock.

PLAN OF DISTRIBUTION

Each selling stockholder of securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Haynes and Boone, LLP, New York, New York.

EXPERTS

The financial statements as of January 2, 2021 and December 28, 2019 and for each of the two years in the period ended January 2, 2021 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www.staffing360solutions.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, www.staffing360solutions.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the Securities and Exchange Commission pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the year ended January 2, 2021, filed with the Securities and Exchange Commission on April 16, 2021;

●	Our Quarterly Report on Form 10-Q for the quarter ended April 3, 2021, filed with the Securities and Exchange Commission on May 18, 2021;
●	Our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, filed with the Securities and Exchange Commission on August 17, 2021;

●	The description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 28, 2015, as amended and supplemented by the description of our common stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended January 2, 2021, filed with the Securities and Exchange Commission on April 16, 2021, including any amendment or reports filed for the purpose of updating such description; and

●	Our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on February 3, 2021, February 5, 2021, February 16, 2021, April 6, 2021, April 27, 2021, April 30, 2021, May 12, 2021, May 26, 2021, May 28, 2021, June 17, 2021, June 22, 2021, June 29, 2021, July 1, 2021, July 15, 2021, July 23, 2021, July 28, 2021, August 3, 2021, August 6, 2021, August 17, 2021 and August 24, 2021.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Staffing 360 Solutions, Inc.

Attn: Chief Financial Officer

641 Lexington Ave., 27th Floor

New York, New York 10022

(646) 507-5710

You may also access the documents incorporated by reference in this prospectus through our website at www.staffing360solutions.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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2,846,261 Shares

COMMON STOCK

PROSPECTUS

September 7, 2021